Exhibit 10.43

AGREEMENT REGARDING SALE OF SHARES OF COMMON STOCK

Stephanie Y. Jones does hereby agree to sell 4,982403 shares of the common stock of Excaliber Enterprises, Ltd. (the "Company") to the Company for $10, which amount the Company agrees to pay on or before December 31,2011. If the Company fails to make such payment by December 31, 2011, then the only recourse of Ms. Jones will be to enforce collection.

Agreed to and accepted as of May 9,2011.

Stephanie Jones